As filed with the Securities and Exchange Commission on July 9, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

INTERMOUNTAIN COMMUNITY BANCORP

(Exact name of registrant as specified in its charter)

IDAHO	82-0499463
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

231 N. Third Avenue, Sandpoint, ID 83864 (208) 263-0505

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

1988 Nonqualified Stock Option Plan, as amended
Second Amended and Restated 1999 Employee Stock Option and Restricted Stock Plan
1999 Director Stock Option Plan
(Full title of plan)

Copies of communications to:

STEPHEN M. KLEIN ESQ.	CURT HECKER
Graham & Dunn PC	President and Chief Executive Officer
2801 Alaskan Way, Suite 300	231 N. Third Avenue
Seattle, Washington 98121	Sandpoint, ID 83864
(206) 340-9648	(208) 263-0505

CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of securities	Amount	offering price	Aggregate offering	Amount of
to be registered	to be registered (1)	per share (2)	price (2)	registration fee
Common shares	724,939 (1)	$25.22	$18,282,961	$2316.45

Notes:

     1. Shares of Registrant’s Common Stock issuable upon exercise of options outstanding under the Registrant’s 1988 Nonqualified Stock Option Plan, as amended, Second Amended and Restated 1999 Employee Stock Option and Restricted Stock Plan and 1999 Director Stock Option Plan (collectively, the “Plans”), together with an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance under the Plans as a result of any future stock split, stock dividend or similar adjustment of the outstanding Common Stock, as provided in Rule 416(a) under the Securities Act.

     2. Estimated solely for the purpose of calculating the amount of the registration fee. Pursuant to Rule 457(c) under the Securities Act of 1933, as amended (“Securities Act”), the price per share is estimated to be $25.22 based upon the average of the high ($25.25) and the low ($25.20) trading prices of the common stock, no par value per share of Intermountain Community Bancorp as reported on the OTC Bulletin Board on July 8, 2004.

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

     Intermountain Community Bancorp (“Company” or “Registrant”) will send or give the documents containing the information required by Part I of this registration statement on Form S-8 (the “Registration Statement”) to each participant in the Company’s Plans as specified by Rule 428(b)(1) under the Securities Act of 1933 (the “Securities Act”). Such documents, and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 1. Plan Information*

Item 2. Registrant Information and Employee Plan Annual Information*

*	Information required by Part I of Form S-8 is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act, and the Note to Part I of Form S-8.

PART II
INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The documents listed below are incorporated by reference in the Registration Statement. In addition, all documents subsequently filed by Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”) prior to Registrant’s filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

     (a) The Registrant’s Registration Statement on Form 10, filed with the Commission on March 31, 2004 (File No. 0-50667), pursuant to the Securities Exchange Act of 1934, as amended (“Exchange Act”) that contains audited financial statements for the Registrant’s latest fiscal year.

     (b) All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since filing the Registration Statement on Form 10 referred to in (a) above.

     (c) The description of the Registrant’s Common Stock contained in the Registration Statement on Form 10, filed with the Commission on March 31, 2004 (File No. 0-50667), including any amendments or reports filed for the purpose of updating such description.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     The validity of the shares offered pursuant to the Plans will be passed upon by Elsaesser Jarzabek Anderson Marks Elliott & McHugh, 123 South Third Street, Sandpoint, Idaho 83864-0855.

Item 6. Indemnification of Directors and Officers.

     Sections 850-859 of Title 30, Chapter 1 of the Idaho Code and the Company’s Bylaws, taken together, provide that the Company may indemnify any person who was or is involved in any manner or was or is threatened to be made so involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that such person is or was a “director or officer” (defined as anyone serving at the Company’s request as a director, officer, partner, trustee employee or agent of another domestic or foreign corporation, partnership, joint venture, trust, employee benefit plan or other entity), against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such proceeding if the person acted in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the Company, and with respect to a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The Company may not, however, provide such indemnification on account of acts or omissions finally adjudged to be the receipt of a financial benefit to which the director or officer is not entitled, an intentional infliction of harm on the Company or its shareholders, an unlawful distribution to shareholders under § 30-1-833 of the Idaho Code, or an intentional violation of criminal law. The indemnification provisions of the Idaho Code and the Company’s Bylaws include the right of an indemnitee to receive payment of any expenses incurred in connection with a proceeding in advance of the final disposition of the proceeding, consistent with applicable law. The Idaho Code and the Company’s Bylaws specify certain procedures and conditions that apply with respect to indemnification and the advancement of expenses.

     Indemnification of any person serving as a director or officer (who is also not a director) as described in the preceding paragraph, is mandatory to the extent that such person has been wholly successful on the merits or otherwise in defense of the subject action, suit or proceeding.

     The indemnification rights described in the preceding paragraphs are not exclusive of other rights to which any person seeking indemnification may otherwise be entitled under current or future laws or by agreement with the Company.

     The Company may also purchase and maintain insurance or make other financial arrangements on behalf of any present or past director or officer pursuant to which such person served in that capacity at the Company’s request. Such insurance or other financial arrangements may cover liabilities asserted against or expenses incurred by, such person in any of the aforementioned capacities, regardless of whether the Company would have the authority to indemnify such person.

     Besides indemnification, the Articles of Incorporation contain a provision that limits the personal liability of the Company’s directors and officers to the Company or its shareholders for damages for breach of fiduciary duty, except liability for acts or omissions that involve the receipt of a financial benefit to which the director or officer is not entitled, an intentional infliction of harm on the Company or its shareholders, an unlawful distribution to shareholders under § 30-1-833 of the Idaho Code, or an intentional violation of criminal law.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

Exhibit
Number	Description
5.1	Opinion of Elsaesser, Jarzabek, Anderson, Marks Elliott and McHugh, Registrant’s Idaho counsel, regarding legality of the Common Stock being registered
23.1	Consent of Elsaesser, Jarzabek, Anderson, Marks Elliott and McHugh (included in Exhibit 5.1)
23.2	Consent of BDO Seidman, LLP
24.1	Powers of Attorney (included in the Signature Page)
99.1	1988 Nonqualified Stock Option Plan, as amended*
99.2	Second Amended and Restated 1999 Employee Stock Option and Restricted Stock Plan*
99.3	Form of Employee Stock Option Agreement*
99.4	Form of Restricted Stock Purchase Agreement*
99.5	1999 Director Stock Option Plan*
99.6	Form of Director Stock Option Agreement*

*	Incorporated by reference to Exhibits 10.1 - 10.6 of the Registrant’s Form 10 Registration Statement (File No. 000-50667)

Item 9. Undertakings.

     A. The undersigned Registrant hereby undertakes:

          1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act that are incorporated by reference in the Registration Statement.

          2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer of controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sandpoint, State of Idaho, on May 19, 2004.

INTERMOUNTAIN COMMUNITY BANCORP
By:	/s/ Curt Hecker
Curt Hecker
President and Chief Executive Officer

POWER OF ATTORNEY

     Each person whose individual signature appears below hereby authorizes and appoints Curt Hecker and David Smith, and each of them, with full power of substitution and full power to act without the other, as his or her true and lawful attorney-in-fact and agent to act in his or her name, place and stead and to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file any and all amendments to this Registration Statement, including any and all post-effective amendments.

     Pursuant to the requirements of the Securities Act, this Power of Attorney has been signed by the following persons in the capacities indicated on May 19, 2004.

Signature	Title
/s/ Curt Hecker Curt Hecker	President, Director and CEO (Principal Executive Officer)

/s/ David Smith David Smith	Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ John B. Parker John B. Parker	Director

/s/ James T. Diehl James T. Diehl	Director

Signature	Title
/s/ C. L. Bauer C. L. Bauer	Director

/s/ Ford Elsaesser Ford Elsaesser	Director

/s/ Maggie Lyons Maggie Y. Lyons	Director

/s/ Terry L. Merwin Terry L. Merwin	Director

Dennis Pence	Director

/s/ Michael J. Romine Michael J. Romine	Director

/s/ Jerry Smith Jerry Smith	Director

/s/ Douglas P. Ward Douglas P. Ward	Director

Barbara Strickfaden	Director

INDEX OF EXHIBITS

Exhibit
Number	Description
5.1	Opinion of Elsaesser, Jarzabek, Anderson, Marks Elliott and McHugh, Registrant’s Idaho counsel, regarding legality of the Common Stock being registered

23.1	Consent of Elsaesser, Jarzabek, Anderson, Marks Elliott and McHugh (included in Exhibit 5.1)

23.2	Consent of BDO Seidman, LLP

24.1	Powers of Attorney (included in the Signature Page)

99.1	1988 Nonqualified Stock Option Plan, as amended*

99.2	Second Amended and Restated 1999 Employee Stock Option and Restricted Stock Plan*

99.3	Form of Employee Stock Option Agreement*

99.4	Form of Restricted Stock Purchase Agreement*

99.5	1999 Director Stock Option Plan*

99.6	Form of Director Stock Option Agreement*

* Incorporated by reference to Exhibits 10.1 — 10.6 of the Registrant’s Form 10 Registration Statement (File No. 000-50667)